Execution

BBD1 HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT

between

GKK BBD1 OWNER LLC,

and

FYF NET LEASE LLC

Dated as of

August 17, 2012

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6.3	Unauthorized Transfers	37
6.4	Actions Following a Transfer	38
6.5	No Withdrawal	38
6.6	Mortgage or Pledge of Membership Interest	38

ARTICLE VII. DISSOLUTION AND LIQUIDATION		39
7.1	Dissolution	39
7.2	Statement of Intent to Dissolve	39
7.3	Procedures	39
7.4	Termination of the Company	40

ARTICLE VIII. FISCAL AND ADMINISTRATIVE MATTERS		40
8.1	Fiscal Year	40
8.2	Deposits	40
8.3	Checks, Drafts, Etc	40
8.4	Books and Records	40
8.5	Administrative Matters	42
8.6	Compliance with Securities Laws	42

ARTICLE IX. FEES		43
9.1	Asset Management Agreement and Fee	43
9.2	Property Management	43
9.3	Other Fees	43

ARTICLE X. MISCELLANEOUS		44
10.1	Representations	44
10.2	Notices	44
10.3	Extension Not a Waiver	46
10.4	Entire Agreement; Amendments	46
10.5	Publicity	47
10.6	Governing Law	47
10.7	Venue	47
10.8	Arbitration of Certain Disputes.	47
10.9	Headings	49
10.10	Severability	49
10.11	No Suits by Holders	49
10.12	Failure to Enforce Provision	49
10.13	Involvement of the Company in Certain Proceedings	49
10.14	Waiver of Partition and Certain Other Rights	49
10.15	Interpretation	50
10.16	Assignment	50
10.17	Counterparts	50
10.18	Brokers	50
10.19	Exclusivity	50

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BBD1 HOLDINGS LLC

Limited Liability Company Agreement

The parties to this LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of August 17, 2012, are BBD1 Holdings LLC (the “Company”), and GKK BBD1 Owner LLC, a Delaware limited liability company (together with its successors and assigns, “Gramercy Member”), with offices at c/o Gramercy Capital Corp., 420 Lexington Avenue, 18th Floor, New York, NY 10170, and FYF Net Lease LLC, a Delaware limited liability company (together with its successors and assigns, “Garrison Member”), with offices at c/o Garrison Investment Management LLC, 1350 Avenue of the Americas, 9th Floor, New York, NY 10019 (each, a “Member”, and, collectively, the “Members”).

WHEREAS, the Company was formed under the provisions of the Act by the filing of a certificate of formation of the Company with the Delaware Secretary of State;

WHEREAS, KBS Acquisition Sub-Owner 2, LLC, a Delaware limited liability company (together with its successors and assigns, “Seller”), is the owner of one hundred percent (100%) of the outstanding membership interests (the “Target Membership Interests”) of each of (i) First States Investor 5000A, LLC, a Delaware limited liability company (“5000A”), (ii) GKK Independence Square Lot, LLC, a Delaware limited liability company (“ISL”) and (iii) AFR Defeasance Pool 1, LLC, a Delaware limited liability company (“AFR” and, collectively with 500A and ISL, the “Target Companies” and each a “Target Company”);

WHEREAS, 5000A and ISL are each the owners of certain real property interests described in the Purchase Agreement (defined below) (the “Properties” and each, a “Property”) and AFR is the owner of certain securities assets described in the Purchase Agreement;

WHEREAS, pursuant to that certain Agreement for Sale of Membership Interests, dated the date hereof (as the same may hereafter be amended, the “Purchase Agreement”), by and between Seller and the Company, Seller agreed to sell, assign and convey to the Company all of Seller’s right, title and interest in and to the Target Membership Interests, on the terms and conditions set forth in the Purchase Agreement;

WHEREAS, the Members each desire to set forth their respective rights and obligations relating to the Company and the Target Companies, as well as certain other provisions governing or pertaining to conduct and affairs of the Members and the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto do hereby agree that, effective as of the date hereof, the parties to this Agreement agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1           Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings specified below:

“5000A” has the meaning assigned to it in the Preamble.

“Acceptance Notice” has the meaning assigned to it in Section 6.2.2.

“Act” has the meaning assigned to it in Section 2.1.

“Additional Capital Contribution” means a Capital Contribution made or deemed made by any Member after the date hereof.

“Adjusted Capital Account Balance” means with respect to any Member, the balance, if any, in such Member’s Capital Account as of a specified time, after giving effect to the following adjustments:

(i)          credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii), Treasury Regulation Section 1.704-2(g)(1) and Treasury Regulation Section 1.704-2(i)(5) or any successor provisions; and

(ii)         debit to such Capital Account reasonably expected adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Capital Account Deficit” means with respect to any Member, the deficit, if any, of such Member’s Adjusted Capital Account Balance as of a specified time.

“Adjusted Capital Percentage” shall mean, with respect to any Member, the percentage represented by a fraction, (i) the numerator of which is the amount of the Adjusted Capital Contributions made or deemed made by such Member and (ii) the denominator of which is the aggregate amount of all Adjusted Capital Contributions made or deemed made by all of the Members.

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“Adjusted Capital Contributions” shall mean, with respect to any Member, the Capital Contributions made or deemed made by such Member, including without limitation, all Additional Capital Contributions deemed made by such Member upon conversion of a Default Loan through a Cram-Down Contribution pursuant to Section 3.3.4 hereof.

“Advance Repayment Contribution” has the meaning assigned in Section 3.2.3.

“Advancing Member” has the meaning assigned in Section 3.2.3.

“Affiliate” means (a) with respect to any Member any natural person, corporation, partnership, limited liability company, joint venture, association or other business or legal entity (i) directly or indirectly controlling, controlled by or under common control with such Member, (ii) directly or indirectly owning or controlling 20% or more of the outstanding voting securities of such Member, (iii) any officer, director, principals or partners of any the foregoing, (iv) family members of such Member, limited to spouse, siblings, parents and children, or (v) trusts for the benefit of said family members and (b) with respect to the Company, any natural person, corporation, partnership, limited liability company, joint venture, association or other business or legal entity (i) directly or indirectly controlling, controlled by or under common control with the Company, (ii) owning or controlling 20% or more of the outstanding voting securities or interest in the Company or (iii) that is an Affiliate of a Member.

“Agreement” has the meaning assigned to it in the Preamble.

“Alternative Rate” means a rate of interest equal to the rate quoted in the Wall Street Journal as the “prime rate” plus one hundred (100) basis points per annum.

“Annual Budget” has the meaning assigned to it in Section 5.3.1.

“Approved Budget” has the meaning assigned to it in Section 5.3.1.

“Arbitral Dispute” has the meaning assigned to it in Section 10.8.

“Asset Management Agreement” has the meaning assigned in Section 9.1.

“Asset Management Fee” has the meaning assigned to it in Section 9.1.

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“Book Basis” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that:

(i)          the initial Book Basis of the Stock shall be the amount of the Gramercy Member’s Closing Date Contribution set forth on Schedule A-2 hereto less the portion thereof contributed as cash;

(ii) the Book Basis of all of the Company’s assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Members as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property in exchange for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member; and (E) at such other times as reasonably determined by the Managing Members; provided, however, that the adjustments pursuant to clauses (B), (C) and (D) above shall be made only if the Managing Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)        any adjustments to the adjusted basis of any asset of the Company pursuant to Section 734 or Section 743 of the Code shall be taken into account in determining such asset’s Book Basis in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(m); and

(iv)        the Book Basis of any Company asset distributed or deemed distributed by the Company to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value as of the date of distribution, as reasonably determined by the Managing Members and approved by the other Member.

If the Book Basis of an asset has been adjusted pursuant to clauses (iii) or (iv) above, to the extent and in the manner permitted in the Treasury Regulations, adjustments to such Book Basis for Depreciation with respect to such asset shall be calculated by reference to Book Basis, instead of tax basis.

“Business Plan” has the meaning assigned to it in Section 5.1.

“Capital Account” has the meaning assigned to it in Section 3.4.1(a).

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“Capital Contribution” means the contribution of any property or cash to the Company by or on behalf of a Member.

“Capital Transaction” means a financing, refinancing, insurance recovery, condemnation award, easement sale, sale or other disposition of all or any part of the Target Companies, the Target Membership Interests or their assets, and any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

“Cause” has the meaning assigned to it in the Asset Management Agreement entered into between the Company and the Gramercy Member (or its Affiliate).

“Certificate of Formation” means the Certificate of Formation of BBD1 Holdings LLC, filed in the Office of the Secretary of State of the State of Delaware.

“Chair” has the meaning assigned to it in Section 10.8(a).

“Closing” has the meaning assigned to that term in the Purchase Agreement.

“Closing Date” means the date of the Closing.

“Closing Date Contribution” has the meaning assigned to it in Section 3.2.2.

“Closing Date Contributions” has the meaning assigned to it in Section 3.2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to it in Section 7.1.

“Commercial Lender” has the meaning assigned to it in Section 6.6.

“Company” has the meaning assigned to it in the Preamble.

“Company Price” has the meaning assigned to it in Section 6.2.2.

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“Contributing Member” has the meaning assigned to it in Section 3.3.1.

“Contribution Agreement” has the meaning assigned to it in Section 5.8.

“Controlled Affiliate” means (a) with respect to Gramercy Member, (i) any investment fund (a “GKK Fund) which has GKK or any Affiliate thereof as its sole investment manager or adviser and (ii) any corporation, partnership, limited liability company or other business or legal entity, 100% of the outstanding voting securities and interests in which are owned and controlled, directly or indirectly, by GKK, and which in either case directly or indirectly owns the Gramercy Member as of the date hereof and (b) with respect to Garrison Member, (i) any investment fund (a “Garrison Fund) which has GIML or any Affiliate thereof as its investment manager or adviser and (ii) any corporation, partnership, limited liability company or other business or legal entity, 100% of the outstanding voting securities and interests in which are owned and controlled, directly or indirectly, by GIML, and which in either case directly or indirectly owns the Garrison Member as of the date hereof.

“Controls” (includes the correlative meanings of “controlled by”, “controlling” and “under common control with”), means the effective power, directly or indirectly, to direct or cause the direction of the management and policies of such person, trust, corporation, partnership, venture or other entity.

“Cram-Down Contribution” has the meaning assigned to it in Section 3.3.4.

“Default Loan” has the meaning assigned to it in Section 3.3.3.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such taxable year, except that (i) with respect to any asset the Book Basis of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such taxable year and which difference is being eliminated by use of the “remedial method” as defined by Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (ii) with respect to any other asset the Book Basis of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, that in the case of clause (ii) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Tax Matters Partner with the consent of the other Members.

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“Dissolution Event” has the meaning assigned to it in Section 7.1.

“Emergency” shall mean any situation where (a) immediate action for the protection of a Property, tenants or other persons is required to remedy a condition presenting imminent risk of injury to persons or material damage to property, (b) repairs or payment of premiums are necessary to avoid the suspension of insurance or to comply with legal requirements, a violation of which would expose any Member, the Company, any Target Company or their subsidiaries to any legal liability; or (c) moneys are required to (i) cure a material default by the Company, as the landlord or tenant under a lease; (ii) pay real estate taxes and insurance premiums that are more than thirty (30) days past due; or (iii) make payments to cure any event of default under or otherwise to comply with requirements under loan documents, including to a lender, or to meet any payment obligation thereunder where the failure to make such payment would be reasonably likely to constitute or result in an event of default thereunder, or would be reasonably likely to cause interest or fees to accrue at a default or penalty rate.

“Emergency Advance” has the meaning assigned in Section 3.2.3.

“Emergency Contribution” has the meaning assigned in Section 3.2.3.

“Escrowed Amount” has the meaning assigned to it in Section 6.2.3.

“Expenses” means for any period for which such Expenses are being determined, the sum of the total gross expenditures of the Company during such period, including (a) all cash operating expenses (including all management fees, commissions and other fees, expenses and allowances paid to any Member or its Affiliate), (b) all debt service payments of the Company and (c) all expenditures by the Company which are treated as capital expenditures (as distinguished from expense deductions) under generally accepted accounting principles; provided, however, that Expenses shall not include any payments or expenditures to the extent paid out of reserve accounts or from any other source other than Revenues.

“Financing Contingency Period” has the meaning assigned to that term in the Purchase Agreement.

“First States” has the meaning assigned to it in Section 9.2.

“GAAC” has the meaning assigned to it in the Senior Loan definition.

“Garrison Member” has the meaning assigned to it in the Preamble.

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“GIML” means Garrison Investment Management LLC, together with its successors.

“GKK” has the meaning assigned to it in Section 5.1.

“Gramercy Member” has the meaning assigned to it in the Preamble.

“Indemnified Person” has the meaning assigned to it in Section 5.5.

“Indemnified Persons” has the meaning assigned to it in Section 5.5.

“Initial Contribution” has the meaning assigned to it in Section 3.1.1.

“Initial Contributions” has the meaning assigned to it in Section 3.1.1.

“Interest Rate” means the rate per annum equal to fifteen percent (15%) per annum, compounded monthly in arrears.

“ISL” has the meaning assigned to it in the Preamble.

“KBS Indemnity” means any guarantees or indemnities made by Affiliates of the Company to Seller in connection with the Loan Assumption.

“Liquidating Agent” has the meaning assigned to it in Section 7.3.1.

“Loan Assumption” has the meaning assigned to it in definition of Senior Loan.

“Lockout Period” means the period commencing on the date hereof and ending on the date that is thirty (30) months after the date hereof

“Major Decision” has the meaning assigned to it in Section 5.2.1.

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“Managing Members” means, collectively and acting jointly, Gramercy Member and Garrison Member unless and until either (i) a Member is removed as a Managing Member pursuant to Section 3.3.2 hereof or (ii) the Adjusted Capital Percentage of a Member is equal to or less than thirty percent (30.0%), in which event such Member shall cease to be a Managing Member; in which case the other Member shall be the sole Managing Member (and references herein to Managing Members shall thereafter be deemed a reference to that sole Managing Member).

“Master Lease” means that certain Amended and Restated Master Lease Agreement, dated as of January 1, 2005, between 5000A, as landlord, and Bank of America, N.A., as tenant.

“Member” has the meaning assigned to it in the Preamble.

“Members” has the meaning assigned to it in the Preamble.

“Membership Interest” has the meaning assigned to it in Section 2.7.

“Net Amount” has the meaning assigned to it in Schedule A-2.

“Net Cash Flow” means, for any period for which such sum is being computed, the excess of (a) Revenues for the Company during such period over (b) the Expenses for the Company during such period.

“Net Proceeds of a Capital Transaction” means the net proceeds (including any released reserves) of a Capital Transaction after payment of or reduction for (a) the debts and liabilities of the applicable Target Company to the extent paid or satisfied in connection with such transaction, including, without limitation, outstanding loans and any accrued interest thereon or any prepayment penalty or other premium or fee payable in connection therewith, (b) if appropriate, the application of such proceeds to their intended use (e.g., capital or leasehold improvements or repairs (or reserves therefor) or restoration, or repayment of any outstanding loans), (c) the payment of any and all costs and expenses incurred in connection with the transaction, including, without limitation, attorneys’ fees and disbursements, brokerage fees, transfer or similar taxes, any and all reasonable and customary transaction costs, and, if appropriate, the costs and expenses incurred in connection with the dissolution and liquidation of the Company, and (d) reserves established from time to time in such amounts and for such purposes as the Managing Members shall determine each in its good faith judgment.

“Net Profits” and “Net Losses” means for any period the taxable income or loss, respectively, of the Company for such period, in each case as determined for U.S. federal income tax purposes, but computed with the following adjustments:

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(i)        items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Company asset and depreciation or other cost recovery deduction or expense) shall be computed based upon the Book Basis of the Company’s assets rather than upon such assets’ adjusted bases for U.S. federal income tax purposes;

(ii)       any tax-exempt income received by the Company shall be deemed for these purposes only to be an item of gross income;

(iii)      any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Treasury Regulations under Section 704(b) of the Code) shall be treated as a deductible expense;

(iv)      there shall be taken into account any separately stated items under Section 702(a) of the Code;

(v)       if the Book Basis of any Company asset is adjusted pursuant to clauses (ii) or (iv) of the definition thereof, the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses; and

(vi)      items of income, gain, loss, or deduction or credit allocated pursuant to Section 3.5.2 shall not be taken into account.

“Non-Contributing Member” has the meaning assigned to it in Section 3.3.1.

“Non-Transferring Member” has the meaning assigned to it in Section 6.2.1.

“Offer Decision Date” has the meaning assigned to it in Section 6.2.2.

“Offer Notice” has the meaning assigned to it in Section 6.2.1.

“Offer Price” has the meaning assigned to it in Section 6.2.1.

“Outside Date” has the meaning assigned to it in Section 6.2(e).

“Parallel LLC” has the meaning assigned to it in Section 5.1.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

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“Portfolio Sale” has the meaning assigned to it in Section 6.2(e).

“Prime Rate” means the prime rate of interest announced from time to time by Citibank, N.A. (or if Citibank, N.A. shall no longer exist or announce a prime rate of interest, the prime rate of interest announced from time to time by the largest commercial bank headquartered in New York, New York).

“Promote Allocation Adjustment Event” means any of the following shall have occurred:

(a)          If Gramercy Member, an asset manger that is an Affiliate of Gramercy Member under an Asset Management Agreement (an “Affiliate Manager”), or GKK shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy pursuant to federal bankruptcy law, or any similar pleading in under federal or state law, shall be filed by or against, or consented to, by Gramercy Member, an Affiliate Manager, or GKK, respectively; provided, however, if such adjudication, petition or proceeding was involuntary and not consented to by such Gramercy Member, Affiliate Manager or GKK (as applicable) or any of their respective Affiliates, upon the same not being discharged, stayed or dismissed within one hundred-twenty (120) days following its determination, filing or commencement, as the case may be;

(b)          if Gramercy Member, an Affiliate Manager or Gordon Dugan, Ben Harris, Peter Tubesing or Allan Rothschild (or, to the extent that one or more of such individuals no longer occupy their current capacities with respect to the Company or its direct or indirect subsidiaries or property, any successor officer or employee of GKK or any of its Affiliates who undertakes substantially similar duties of any of such individuals with respect to the Company or its direct or indirect subsidiaries or property) (such individuals (including any successors pursuant to this clause), a “Gramercy Person”): (i) is convicted or indicted by a governmental entity of a felony involving dishonesty that has a material adverse effect on the Company, (ii) commits fraud or willful misconduct with respect to the Company and which conduct has a material adverse effect on the Company (or its direct or indirect subsidiaries or property taken as a whole) and the Garrison Member, (iii) intentionally misappropriates funds derived from the Properties or the Company or any of its subsidiaries, for which (A) GKK or its Affiliate shall not have taken commercially reasonable actions, following written notice to it of the occurrence of any such misconduct, to cause such misconduct to cease including, without limitation, causing the termination or suspension of the employment of such Person responsible for such misconduct to the extent permissible under applicable labor and employment law and (B) with respect to misappropriation by a Gramercy Person, GKK or its Affiliate shall not have made restitution to the Company for the amount misappropriated minus any deductible under applicable insurance policies, or (iv) in the case of any sub-manager of the Properties appointed by an Affiliate Manager who misappropriates funds derived from the Properties or the Company or any of its subsidiaries, fails to promptly take commercially reasonable actions, following written notice to it of the occurrence of such misconduct, to cause such sub-manager to cease such misconduct, cure or pay any damages caused and terminate the employment of any Person responsible for such misconduct (to the extent permissible under the contractual arrangement with such sub-manager, and applicable labor and employment law).

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“Properties” has the meaning assigned to it in the Preamble.

“Property” has the meaning assigned to it in the Preamble.

“Property Management Agreement” has the meaning assigned to it in Section 9.2.

“Property Management Fee” has the meaning assigned to it in Section 9.2.

“Public Filings” has the meaning assigned to it in Section 10.5.

“Purchase Agreement” has the meaning assigned to it in the Preamble.

“Purchase Agreement Termination Right” means any right that the Company has to terminate the Purchase Agreement pursuant to the terms of the Purchase Agreement.

“Readjustment Date” has the meaning assigned to it in Section 10.8(h).

“Regulatory Allocations” has the meaning assigned to it in Section 3.5.2.5.

“REIT” has the meaning assigned to it in Section 5.1.

“Requested Sale” has the meaning assigned to it in Section 6.2.2.

“Requested Sale Notice” has the meaning assigned to it in Section 6.2.2.

“Requested Sale Price” has the meaning assigned to it in Section 6.2.2.

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“Return on Equity” means, with respect to each Member, an amount equal to ten percent (10%) per annum calculated on the aggregate amount of Adjusted Capital Contributions of such Member and accrued and unpaid Return on Equity from time to time outstanding, in each case accrued in arrears on a daily basis and compounded monthly in arrears.

“Revenues” means for any period for which such Revenues are being determined, the total gross revenues of the Company received by the Company during such period, including, without limitation, all receipts of the Company from (a) the Target Companies (including distributions) and (b) other revenues and receipts realized by the Company from operations and customarily included in gross receipts or cash flow from operations. Notwithstanding the foregoing, the term “Revenues” shall not include any Capital Contributions.

“Sale Closing” has the meaning assigned to it in Section 6.2.3(b).

“Sale Interest” has the meaning assigned to it in Section 6.2.1.

“Seller” has the meaning assigned to it in the Preamble.

“Senior Lender” means a lender under a Senior Loan.

“Senior Loan” means either (i) the loan or loans made to the Company (or one or more direct or indirect wholly owned subsidiaries) to finance the acquisition of the Properties, together with interest accrued thereon or (ii) if the same is assumed by the Company (but not otherwise), that certain loan, in the original principal amount of $440,000,000, made by German American Capital Corporation, a Maryland corporation (“GACC”), to 5000A, as evidenced by that certain Amended and Restated Loan and Security Agreement, dated as of October 1, 2003, between GACC and 5000A (the “Loan Assumption”). (As used in this definition, the term “loan” shall include credit enhancement, which is secured by a first mortgage lien, that is provided to secure the payment obligations of a bond issuer, and/or a mezzanine loan made in connection with such loan.)

“Senior Loan Guarantees” means any guarantees made by Affiliates of the Company in connection with any Senior Loan.

“Stock” has the meaning assigned to it in Section 3.2.2.

“Target Companies” has the meaning assigned to it in the Preamble.

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“Target Company” has the meaning assigned to it in the Preamble.

“Target Membership Interests” has the meaning assigned to it in the Preamble.

“Tax Matters Partner” has the meaning assigned to it in Section 8.5.1.

“Taxing Authority” has the meaning assigned to it in Section 4.2.

“Terminating Member” has the meaning assigned to it in Section 3.1.2.

“Transfer” means the direct or indirect transfer, sale, assignment or other disposition of any part or all of a Membership Interest or any other interest in the Company (as the context requires), whether voluntarily, by operation of law, merger or otherwise (including, without limitation, by virtue of a Transfer of any equity or other interest in any direct or indirect holding company of a Member).

“Transferring Member” has the meaning assigned to it in Section 6.2.1.

“Tribunal” has the meaning assigned to it in Section 10.8(a).

“Trigger Notice” has the meaning assigned to it in Section 6.2.1.

“TRS” means a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

“Unreturned Equity” means, with respect to each Member at any time, the aggregate amount of all Adjusted Capital Contributions made or deemed made by such Member less the aggregate amount of distributions made to such Member prior to that time in accordance with Section 4.1(a)(ii) or deemed distributed to such Member prior to that time in accordance with Section 4.2 (but only to the extent the funds withheld from a distribution pursuant to Section 4.2 would have been distributed pursuant to Section 4.1(a)(ii) had such withholding not been made).

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ARTICLE II.

FORMATION OF THE COMPANY

2.1           Formation of the Company. The Company is hereby formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”). This Agreement shall constitute the limited liability company operating agreement among the Members. Prior to, or promptly following, the execution and delivery hereof, the Members shall make all filings and do all other acts as may be necessary or appropriate from time to time to continue to comply with all requirements for the operation of a limited liability company in the State of Delaware, including, without being limited, to any requirements required to reflect the qualification of the Company from time to time in all other jurisdictions where the Company shall conduct its business in accordance with this Agreement. The Company is a separate legal entity. All ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act.

2.2           Company Name. The name of the Company is “BBD1 HOLDINGS LLC”; provided, however, that, subject to all applicable laws, unless a Member reasonably objects, the business of the Company may be conducted under any other name or names deemed necessary or advisable by the Managing Members, as long as such name does not include or incorporate all or any part of the name of any Members or their respective Affiliates. In this regard, the Managing Members shall file, or cause to be filed, all such fictitious name or similar filings as may be appropriate from time to time.

2.3           Purposes, Powers and Business of the Company.

(a)          The purpose and business of the Company shall be (i) to own, pledge, encumber, finance or refinance, syndicate, sell, exchange and otherwise deal with and dispose of the Target Companies and the Target Membership Interests; and (ii) to indirectly hold, lease, finance, refinance, improve, renovate, alter, operate, manage, license, mortgage or otherwise deal with the Properties. The Company may engage in any and all acts necessary, advisable or incidental to the carrying out of the obligations attendant to the foregoing, provided such acts shall be specifically permitted hereunder or are taken with the written consent of the Members.

(b)          The Company shall not commingle its funds with those of any Affiliate or any other entity. Funds and other assets of the Company shall be separately identified and segregated. All of the Company’s assets shall at all times be held by or on behalf of the Company, and, if held on behalf of the Company by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Company. The Company shall maintain its own separate bank accounts, payroll and books of account.

(c)          The Company shall pay from its own assets (including contributions by the Members) all obligations of any kind incurred by the Company.

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(d)          The Company shall take all appropriate action necessary to ensure its existence as a limited liability company in good standing under the laws of the State of Delaware and shall otherwise comply with all formalities required by the Act. The Company shall maintain its books, records, resolutions and agreements as official records.

(e)          All financial statements, accounting records and other organizational documents of the Company shall be maintained separately from those of any Affiliate or any other entity and the Company shall otherwise observe all corporate or other organizational formalities.

(f)          The annual financial statements of the Company shall disclose, in accordance with and to the extent required under generally accepted accounting principles, all transactions between the Company and its Affiliates (including, without limitation, Affiliates of each Member).

(g)          The Company shall at all times hold itself out to the public (including any Affiliate’s creditors) as a separate and distinct entity operating under the Company’s own name, and the Company shall act solely in its own name and through its own authorized agents, and the Company shall correct any known misunderstanding regarding the Company’s status as a separate and distinct entity.

(h)          The Company shall pay out of its own funds (including contributions of Members) salaries, if any, of its employees, if any, and shall reimburse any Affiliate for any service provided to the Company by such Affiliate.

(i)          The Company shall not acquire the obligations or securities of the Members.

(j)          The Company shall maintain adequate capital in light of its contemplated business and purposes.

(k)          Notwithstanding anything herein to the contrary, this Section 2.3 shall not prohibit any Person that is treated as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(c) from being included in a federal, state or local tax return of the federal tax owner of its assets.

2.4           Principal Place of Business and Address. The principal place of business of the Company shall be located at c/o Gramercy Capital Corp., 420 Lexington Avenue, 18th Floor, New York, NY 10170 or at such other place as the Managing Members may designate. The Company may maintain offices and other facilities from time to time at such other locations as may be deemed necessary or advisable by the Managing Members.

2.5           Term. The existence of the Company shall commence as of the date of filing of the Certificate of Formation and shall continue until terminated or dissolved under applicable law or the provisions of this Agreement.

2.6           Agent for Service and Registered Office. The agent for service of process upon the Company shall be c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904 or such other agent as may be designated from time to time by the Members. The registered office of the Company in the State of Delaware shall be in care of such agent for service of process or such other address as may be designated from time to time by the Members.

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2.7           Membership Interests. The owners of the Company will be known as Members. The interest of a Member in the Company will be designated as a “Membership Interest.” Membership Interests are personal property and a Member has no interest in specific property of the Company. Except for specific rights or obligations of a Member as set forth herein, all Membership Interests will be of equal standing, and there will be no preferences, rights, limitations or restrictions among or between them.

2.8           Authorized Person. From and after the date hereof, the Managing Members shall have the power, authority and obligation to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to maintain its legal and lawful existence and to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

ARTICLE III.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1           Contributions.

3.1.1           On the date hereof, each Member has made or is deemed to have made a Capital Contribution to the Company in the amount set forth opposite such Member’s name on Schedule A-1 hereto (collectively, the “Initial Contributions” and each, an “Initial Contribution”).

3.1.2           In the event that either Member (a “Terminating Member”) shall notify the other Member prior to the expiration of the Financing Contingency Period that it elects to have the Company terminate the Purchase Agreement pursuant to section 4.3.2 of the Purchase Agreement, then such Terminating Member shall be entitled to a return of its Initial Contribution in cash. If the other Member elects to have the Company not terminate the Purchase Agreement pursuant to such section 4.3.2 of the Purchase Agreement, then such other Member shall immediately make an additional Capital Contribution to the Company to provide funds to the Company necessary for the Company to return to the Terminating Member its Initial Capital Contribution (without regard to Section 4.1 below), and immediately upon receipt of such funds the Company shall effect such return of capital. If the other Member is also a Terminating Member, then the Company shall return the Initial Capital Contribution of each Terminating Member promptly after the Deposit (as defined in the Purchase Agreement) is returned to the Company pursuant to such section 4.3.2 of the Purchase Agreement.

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3.2           Additional Capital Contributions.

3.2.1           Except as expressly set forth in this Agreement, no Member shall be required or permitted to (i) make any additional Capital Contributions or (ii) make any loan to the Company.

3.2.2           On the Closing Date, (i) the Garrison Member shall contribute cash in the amount set forth on Schedule A-2 and (ii) the Gramercy Member shall contribute common stock of Gramercy Capital Corp. (NYSE: GKK) in the amount required under the Purchase Agreement (the “Stock”) and cash in the cumulative amount set forth on Schedule A-2 (collectively, the “Closing Date Contributions” and each, a “Closing Date Contribution”); provided that, if the Company had a Purchase Agreement Termination Right exercisable prior to the Closing and a Member had notified the other Member that such Member elects to have the Company terminate the Purchase Agreement pursuant to such Purchase Agreement Termination Right within the relevant time period provided in the Purchase Agreement for such termination, then notwithstanding the foregoing such Member shall have no obligation to make any Closing Date Contribution. The Closing Date Contributions shall be used by the Company to pay the purchase price due under the Purchase Agreement, all other costs and expenses incurred or payable by the Company under the Purchase Agreement in connection with the acquisition of the Target Membership Interests, and all other fees and expenses agreed to by the Members. The agreed value of each Closing Date Contribution is set forth on Schedule A-2.

3.2.3           If (i) either Member determines that additional funds are necessary in the event of an Emergency or (ii) either Member determines that additional funds are required (x) to avoid, prevent or cure a default under the Senior Loan, or (y) in connection with the matters described in clause (c) of the definition of “Emergency” hereunder, such Member (the “Advancing Member”), may advance any or all of such additional funds to the Company (an “Emergency Advance”) simultaneously with the Advancing Member’s request for an Additional Capital Contribution (an “Advance Repayment Contribution”) from the other Member in an amount equal to the Emergency Advance multiplied by the non-Advancing Member’s Adjusted Capital Percentage (the “Emergency Contribution”). The Emergency Contribution will be deemed a Default Loan made in accordance with the provisions of Section 3.3.3 (but at an interest rate initially equal to the Alternative Rate for the period from the date such Emergency Advance was made until the date that is ten (10) business days after the receipt of the Advance Repayment Contribution request by the non-Advancing Member, and thereafter at the Interest Rate in accordance with Section 3.3.3).

3.2.4           Other than as set forth above in this Section 3.2, the Members shall contribute to the Company as Additional Capital Contributions in accordance with their Adjusted Capital Percentages, funds to the extent requested by the Managing Members for the ownership, development, construction, operation, maintenance, leasing and management of the Properties, within ten (10) days of request by the Managing Members to the Members, but only to the extent such Additional Capital Contribution is expressly provided for (and is to be applied for the purposes and in the amounts set forth) in the Business Plan or the then effective Approved Budget or has otherwise been approved by all Members.

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3.3           Effect of Failure to Make a Required Capital Contribution.

3.3.1           If a Member (the “Non-Contributing Member”) fails to timely make a Capital Contribution (or any portion thereof) that it is required to make pursuant to Section 3.2, and the other Member (the “Contributing Member”) has made its required Capital Contribution pursuant to Section 3.2, then the Contributing Member may exercise the rights and remedies set forth in this Section 3.3 by delivery of a written notice of such election to the Company and the Non-Contributing Member. The Members, for themselves and on behalf of the Company, acknowledge and agree that the remedies provided for in this Section 3.3 shall be the sole and exclusive rights and remedies with respect to any failure of a Member to make a Capital Contribution (or any portion thereof) that it is required to make pursuant to this Section 3.3.

3.3.2           If a Member fails to make the Closing Date Capital Contribution it is required to make pursuant to Section 3.2.2 as and when required under Section 3.2.2, the Contributing Member may advance the Non-Contributing Member’s Closing Date Contribution and upon making such advance the Non-Contributing Member shall cease to be a Member (and shall cease to be a Managing Member) of the Company and all right, title and interest of the Non-Contributing Member under this Agreement or otherwise in respect of the Company (including in respect of any Membership Interest) shall automatically and irrevocably be terminated, and all Capital Contributions theretofore contributed by such Non-Contributing Member (other than its Initial Contribution to the extent returnable to such Member pursuant to Section 3.1.2, and other than any Capital Contributions contributed by such Member prior to the time it elected to have the Company terminate the Purchase Agreement pursuant to the proviso of the first sentence of Section 3.2.2) shall be forfeited and such forfeited Capital Contributions shall thereupon be transferred to the account of the Contributing Member (but shall be used by the Contributing Member to pay the purchase price due under the Purchase Agreement); and any Capital Contributions of such Non-Contributing Member not constituting such forfeited Capital Contributions shall be promptly returned to such Non-Contributing Member without regard to Section 4.1 below and the Contributing Member shall make an additional Capital Contribution to the Company to provide funds to the Company necessary for the Company to return such non-forfeited Capital Contributions to the Non-Contributing Member. Each Member agrees that it is not entitled to make less than the full amount of the Capital Contribution it is required to make pursuant to Section 3.2.2, and any attempt to make a partial Capital Contribution pursuant to Section 3.2.2 shall be rejected by the Company and of no force or effect. For the avoidance of doubt, if the Non-Contributing Member under this Section 3.3.2 is the Gramercy Member, upon making the Gramercy Member’s Closing Date Contribution the Asset Management Agreement with Gramercy Member or its Affiliate shall be terminated.

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3.3.3           If a Member fails to make a Capital Contribution (or any portion thereof), other than a Capital Contribution required under Section 3.2.2, the Contributing Member may loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount which the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”) and such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Subject to Section 3.2.3, each Default Loan shall bear interest at the Interest Rate while the Default Loan is outstanding and be due and payable, together with any accrued interest thereon, in full on or before the third (3rd) anniversary of the date on which such Default Loan was made, provided that prior thereto all distributions of Net Cash Flow which would otherwise be made to the Non-Contributing Member under Section 4.1(a) or Section 7.3.3, as the case may be, shall instead be paid to the Contributing Member towards repayment of the Default Loans owed to such Contributing Member, together with accrued and unpaid interest thereon, until all such Default Loans and interest are repaid in full. Further, the Non-Contributing Member hereby irrevocably grants to the Contributing Member a continuing, first priority security interest in and lien upon the Non-Contributing Member’s Membership Interest (together with all proceeds thereof and entitlements appurtenant thereto, including, without limitation, all rights to distributions of Available Cash) to secure the repayment of any Default Loan owed by such Non-Contributing Member and the accrued interest thereon and such Contributing Member shall have all rights and remedies to which a secured party is entitled under the Uniform Commercial Code of Delaware, as amended, and any other applicable law. Each Member hereby authorizes the other Member to file any financing statement (and amendments and continuations thereof) as is necessary or such other Member deems desirable to perfect the security interest and lien granted pursuant to the foregoing. So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay the Default Loan (and interest then due and owing), in whole or in part, by sending a written notice to the Contributing Member of its intention to repay such Default Loan, which notice will not be effective unless it contains the amount to be repaid, including interest accrued through the date of repayment, and the date it intends to make such payment, which date must be at least ten (10) days after the date the Contributing Member receives such notice.

3.3.4           At any time after the date that is sixty (60) days after the date that a Default Loan is made, including during the ten (10) day notice period referred to in Section 3.3.3, and at the election of the Contributing Member by written notice to the Company, a Default Loan may be converted (effective immediately upon delivery of such notice to the Company) into an Additional Capital Contribution of the Contributing Member in an amount equal to one hundred fifty percent (150%) multiplied the principal of and unpaid interest on such Default Loan outstanding at the time of such conversion (each, a “Cram-Down Contribution”). Upon such election, (i) such Default Loan will no longer be outstanding, (ii) the Non-Contributing Member shall be treated as receiving a distribution of its Capital Contributions equal to the principal amount of such Default Loan, (iii) the Contributing Member’s Capital Account shall be increased by amount of the Cram-Down Contribution, and the Non-Contributing Member’s Capital Account shall be decreased by an amount equal to the principal and unpaid interest on such Default Loan so converted, and (iv) the Contributing Member shall be deemed to have made an Additional Capital Contribution equal to such Cram-Down Contribution as of the date on which such Default Loan is converted into a Cram-Down Contribution. At the time of a Cram-Down Contribution, the Adjusted Capital Percentage of each of the Contributing Member and the Non-Contributing Member shall be adjusted to reflect the Adjusted Capital Contributions made or deemed made by each Member immediately after giving effect to such Cram-Down Contribution. In no event shall the Non-Contributing Member’s Adjusted Capital Percentage be reduced below zero. Once a Cram-Down Contribution has been made no subsequent payment or tender in respect of that Cram-Down Contribution or the Default Loan shall affect the Adjusted Capital Contributions or the Adjusted Capital Percentages of the Members, as adjusted in accordance with this Section 3.3.4 in relation to that Cram-Down Contribution.

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3.3.5           In addition, if a Member fails to make any single Capital Contribution, other than a Capital Contribution required under Section 3.2.2, which is in excess of ten million dollars ($10,000,000.00) (which amount in excess of ten million dollars ($10,000,000.00) is, for the avoidance of doubt, such Member’s several obligation and not the joint obligation of the Members), such Contributing Member may invoke the sale procedures in Section 6.2 by delivering a Trigger Notice under Section 6.2.1 (and for purposes of Section 6.2.1 no Lockout Period shall apply).

3.3.6           If a Member has made a Capital Contribution under Section 3.2.2, and the other Member failed to make the Capital Contribution it is required to make under Section 3.2.2, then prior to electing to make a Default Loan in respect of such required Capital Contribution of the Non-Contributing Member pursuant to Section 3.3.3, the Contributing Member may withdraw its corresponding Additional Capital Contribution (in which case the Contributing Member shall not be entitled to make such Default Loan in respect of that capital call).

3.4          Capital Accounts, Allocations and Related Matters.

3.4.1           Capital Accounts.

(a)          A capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Capital Account balance of each Member as of the date hereof shall be equal to such Member’s Initial Capital Contribution as of the date hereof.

(b)          The Capital Account of each Member shall be increased by (i) the amount of any cash contributed by such Member to the capital of the Company, (ii) with respect to the Stock contributed by the Gramercy Member, the amount the Stock is valued under the Purchase Agreement as a credit to the purchase price thereunder, (iii) such Member’s share of Net Profits (as determined in accordance with Section 3.5.1) and (iv) any items of Profit allocated to such Member pursuant to Section 3.5.2.

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(c)          The Capital Account of each Member shall be decreased by (i) the amount of all cash distributions to such Member, (ii) the Book Basis of any property distributed to such Member by the Company (net of liabilities that the Company is considered to assume, or take property subject to), (iii) such Member’s share of Net Losses (as determined in accordance with Section 3.5.1), and (iv) any items of Loss allocated to such Member pursuant to Section 3.5.2.

(d)          No Member shall be required to restore any negative balance in its Capital Account except as otherwise provided herein.

(e)          In the event that all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(f)          The Capital Account of each Member shall be adjusted to reflect any adjustment to the Book Basis of the Company’s assets attributable to the application of Sections 734 or 743 of the Code to the extent and in the manner required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(g)          Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations pursuant to Article III and all contributions and distributions made prior to the time as of which such determination is to be made.

3.4.2           Advances from Members. Loans and other advances by Members to the Company will not be deemed a Capital Contribution to, or be reflected on the balance of, any Capital Account, except as provided in Section 3.3. Solely to the extent that any such advance was made to fund an expense authorized pursuant to the terms hereof (including budgets approved in accordance with the terms hereof), the amount of such advance will be a debt due from the Company to such Member and, except as otherwise expressly provided in this Agreement or as agreed between such Member and the Company at the time such funds are advanced, will be repaid as soon as practicable to such Member.

3.4.3           No Interest. Except as otherwise expressly set forth in Article IV hereof or Section 3.3 with respect to Default Loans, no interest will be paid by the Company (a) on any Capital Contribution, (b) on the balance of any Capital Account or (c) on any advance to the Company from any Member.

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3.5          Allocations and Related Matters.

3.5.1           Allocations of Net Profit and Net Loss. After the application of Section 3.5.2, Net Profit and Net Loss for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 7.3.3 hereof if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Basis, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 7.3.3 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company minimum gain and Member nonrecourse debt minimum gain determined pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. Subject to the other provisions of this Section 3.5, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.

3.5.2       Regulatory Allocations.

3.5.2.1.       Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Treasury Regulation Section 1.704-2(i) and (ii) “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)), if any, of the Company shall be allocated to the Members pro rata in accordance with their respective Membership Interests.

3.5.2.2.       This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.

3.5.2.3.       To the extent that Net Loss or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Loss, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Loss, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 3.5.1 as if such Member were not a Member.

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3.5.2.4.       If any Member has an Adjusted Capital Account Deficit at the end of any taxable year that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.5.2.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3.5 have been made as if Section 3.5.2.3 and this Section 3.5.2.4 were not in this Agreement.

3.5.2.5.       Any allocations required to be made pursuant to Section 3.5.2.1 through 3.5.2.4 (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other special allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 3.5.1 so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 3.5.1 had such Regulatory Allocations under this Section 3.5.2 not occurred.

3.5.2.6.       It is intended that prior to a distribution of the proceeds from a liquidation of the Company pursuant to Section 7.3.3, the positive Capital Account balance of each Member shall be equal to the amount that such Member is entitled to receive pursuant to Section 7.3.3. Accordingly, notwithstanding anything to the contrary in this Section 3.5, to the extent permissible under Sections 704(b) of the Code and the Treasury Regulations thereunder, Net Profit and Net Loss and, if necessary, items of gross income and gross deductions, of the Company for the year of liquidation of the Company (or, if earlier, the year in which all or substantially all of the Company’s assets are sold, transferred or disposed of) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member would receive if the Company were liquidated and all the proceeds were distributed in accordance with Section 7.3.3.

3.5.3       Tax Allocations.

3.5.3.1.       For federal income tax purposes, except as otherwise provided in this Section 3.5.3, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Section 3.5.

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3.5.3.2.       In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for federal income tax purposes and its Book Basis upon its contribution (or deemed contribution). If the Book Basis of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and the Book Basis of such Company asset in the manner prescribed under Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the Tax Matters Partner with the consent of the other Members.

3.5.3.3.      If a Member acquires a Membership Interest, redeems all or a portion of its Membership Interest or transfers a Membership Interest during a taxable year, the Net Profit or Net Loss (and other items referred to in Sections 3.5.1 and 3.5.2) attributable to any such Membership Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Treasury Regulations thereunder that is selected by the Tax Matters Partner with the consent of the other Members.

3.5.3.4.       The provisions of this Section 3.5 (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

3.6           Method of Payment. All advances, loans or additional contributions to the capital of the Company will be made by means of a check or draft payable to the order of the Company or by wire transfer of immediately available funds to the account of the Company, or to such other account or by such other method as the Managing Members specify, subject to the reasonable approval of the other Members.

3.7           Partnership Classification for Tax Purposes. Each Member recognizes and intends that for federal income tax purposes the Company will be classified as a partnership, and the Members will not make any election or take any action which would cause the relationship of the Members under this Agreement to be excluded from the application of all or any part of Subchapter K of Chapter 1 of Subtitle A of the Code or from any successor provisions to Subchapter K under the Code or from any similar provisions of applicable state laws.

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ARTICLE IV.

DISTRIBUTIONS

4.1           Distributions.

(a)          The Net Cash Flow of the Company (including the Net Proceeds of a Capital Transaction), after deducting therefrom such reasonable reserves for other liabilities and obligations of the Company as the Managing Members may establish which are either in the Business Plan, an Approved Budget or approved by the Members (such approval not to be unreasonably withheld, conditioned or delayed), shall be distributed to the Members as and when the Managing Members shall determine, but at least on a quarterly basis, in the following order and priority:

(i)          First, to each Member pro rata in accordance with their respective Unreturned Equity amount, as a Return on Equity, until the then compounded, accrued and unpaid Return on Equity of each Member is reduced to zero;

(ii)         Second, to each Member pro rata in accordance with their respective Unreturned Equity amounts, until such time as each Member’s Unreturned Equity amount is reduced to zero; and

(iii)        Thereafter, (a) (I) ten percent (10%) to the Gramercy Member and (II) ninety percent (90%) to the Members in accordance with their respective Adjusted Capital Percentages, or (b) if a Promote Allocation Adjustment Event has occurred pursuant to Section 4.3, (I) five percent (5%) to the Gramercy Member and (II) ninety-five percent (95%) to the Members in accordance with their respective Adjusted Capital Percentages.

For the avoidance of doubt, Net Cash Flow of the Company shall be distributed pursuant to the foregoing priorities with respect to unpaid Return on Equity amounts and Unreturned Equity amounts outstanding at the time of such distribution, without regard to any previous reduction of any such amount to zero.

(b)          Notwithstanding the foregoing, at any time that a Default Loan is outstanding, any distributions to be made to the Non-Contributing Member pursuant to Section 4.1(a) shall be deemed to be distributed to the Non-Contributing Member and shall be paid to the Contributing Member until such Contributing Member has received repayment in full of the aggregate principal amount of its Default Loans made pursuant to this Agreement plus any interest accrued thereon (with such payments deemed to be made first with respect to the interest and then with respect to the principal amount of such aggregate Default Loans).

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4.2           Withholding Requirements. The Company will at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation of income or gain to such Member and to withhold (or deduct) the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 4.2 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the Member shall reimburse the Company for the amount of such payment, on demand, plus interest, compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) to the Company at the Prime Rate, plus two percentage points (but not higher than the maximum lawful rate). The amount of a Member’s reimbursement obligation under this Section 4.2, to the extent not paid, shall be deducted from the distributions to such Member; any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder. Each Member’s reimbursement obligation under this Section 4.2 shall continue after such Member transfers its interest in the Company or after a withdrawal by such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as indemnity hereunder by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such Member for all such amounts.

4.3           Promote Allocation Adjustment Event. If Garrison Member determines in its commercially reasonable judgment that a Promote Allocation Adjustment Event has occurred, it may deliver written notice thereof to the Gramercy Member specifically alleging the facts upon which such Promote Allocation Adjustment Event is based (and no Promote Allocation Adjustment Event shall occur absent Garrison Member delivering such notice). Within ten (10) days of receipt of such notice, Gramercy Member may dispute whether a Promote Allocation Adjustment Event has in fact occurred, by delivering written notice thereof to the Garrison Member, and such dispute shall be resolved by arbitration in accordance with Section 10.8. For the avoidance of doubt, during the resolution of any dispute under Section 10.8 with respect to whether a Promote Allocation Adjustment Event has occurred, distributions shall continue to be made under Section 4.1(a)(iii) assuming no Promote Allocation Adjustment Event has occurred (but shall be subject to reconciliation under Section 10.8(h)). If, after receipt of such notice from Garrison Member, Gramercy Member does not timely deliver written notice disputing whether a Promote Allocation Adjustment Event has occurred, such Promote Allocation Adjustment Event shall be deemed to have occurred from the date of such notice from the Garrison Member.

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ARTICLE V.

MANAGEMENT AND OPERATIONS

5.1           Managing Member. (a) All management powers over the business and affairs of the Company are and shall be exclusively vested in the Managing Members acting jointly, and the Managing Members shall jointly exercise control and management power over the business and affairs of the Company; except that the Gramercy Member (or its Affiliate) shall be vested with the authority to conduct the day-to-day operations of the Company pursuant to and in accordance with the Asset Management Agreement (when executed). Each Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers. The Gramercy Member shall prepare a business plan for each of the Properties (the “Business Plan”), which shall be subject to the approval of each of the Members (not to be unreasonably withheld, conditioned or delayed) and shall include plans to market and sell, and the approved parameters for selling, certain Properties. The Members hereby approve all actions taken pursuant to the Asset Management Agreement which are necessary or reasonably determined to be in furtherance of carrying out the Business Plan, provided that no such action would result in deviation from the Business Plan. The Garrison Member acknowledges that Gramercy Capital Corp. (“GKK”) is a real estate investment trust (“REIT”) and Gramercy Member acknowledges that one or more of the funds that may invest in the Garrison Member is a REIT, and each acknowledges that sales of properties by the Company could subject GKK or affiliates of GIML to a prohibited transaction tax. At the request of either Member, prior to beginning the process of selling or otherwise disposing of any Property, the Members agree to use commercially reasonable efforts to assist and consent to achieve certain tax structuring efficiencies, including the transfer of such Property to a separate limited liability company jointly owned by a Member or a TRS owned by such Member (or an Affiliate of such Member) (as such Member may elect) and by the other Member or a TRS owned by such other Member (or an Affiliate of such Member) (as such other Member may elect) (the “Parallel LLC”). The organizational documents of the Parallel LLC or any other ownership structure shall have comparable terms to those of the Company’s organizational documents. The non-requesting Member’s interest in and rights and obligations with respect to the Parallel LLC or any other ownership structure will be comparable to its interest in and rights and obligations with respect to the Company, and any TRS’s interest in and rights and obligations with respect to the Parallel LLC will be comparable to the requesting Member’s interest in and rights and obligations with respect to the Company. The Parallel LLC and any other ownership structure is intended to preserve the economics of the Company with respect to any Property transferred to such Parallel LLC or other ownership structure. In addition, each Member agrees to use reasonable efforts to assist and consent, at no cost or liability to it, to any other structure requested by the other Member that will avoid or minimize exposure of each Member to the prohibited transactions tax. The requesting Member shall bear all reasonable out of pocket expenses of the other Member in facilitating a Parallel LLC or other ownership structure under this Section 5.1 (and if such structure is at the request or for the benefit of both Members, reasonable out of pocket expenses shall be shared one-half each). The Members agree to use reasonable efforts to insure that any cash waterfall of distributions in a Parallel LLC or any other structure shall be functionally aggregated with the distributions contained in Section 4.1 hereof to the fullest extent possible, so that the Members receive the same distributions had such Parallel LLC or other structure not been in effect; and to the extent achieving such functional aggregation is not practicable, the Members shall enter into mutual "turnover" or other supplemental arrangements to ensure that cash payments ultimately received by each Member (together with its Affiliates) are equivalent to the distributions such Member would have received had such Parallel LLC or other ownership structure not been introduced.

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(b)          In addition to the powers granted to the Managing Members under any other provision of this Agreement, the Managing Members shall have, subject to the express limitations imposed by this Agreement, full power and authority to do all things reasonably deemed necessary by it to conduct the business of the Company and to effectuate the purposes set forth in Section 2.3.

5.2           Matters Requiring Approval of all Members.

5.2.1           For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement or in the Asset Management Agreement, no Member, acting individually, shall have the right to cause the Company or any of its subsidiaries to take any action in furtherance of a Major Decision without the prior written consent of all Members. As used herein, a “Major Decision” shall mean any of the following actions:

(i)          any changes in the purposes of the Company as set forth in Section 2.3(a) or engaging in any other business not directly related to the purpose of the Company;

(ii)         entering into any agreement or other arrangement with a Member or any of its Affiliates (including any advance from a Member pursuant to Section 3.4.2), or any direct or indirect modification, supplement, amendment, extension, renewal or change of any such agreement or other arrangement, other than as set forth in Article IX; provided, however, that enforcement, decisions and actions under the Asset Management Agreement with respect to an asset manager that is an Affiliate of a Member shall be delegated solely to the Member who is not an Affiliate of such asset manager, subject to and in accordance with the provisions of Section 9.1;

(iii)        paying or contracting to pay any consideration or compensation to any Member or any of its Affiliates, other than as set forth in Article IX, or paying or contracting to pay any consideration or compensation to any third party (including, without limitation, property manager, agent, broker or facilitator) if any such payment is or will be shared (whether directly or indirectly, including by way of discount, rebate, fee, pass through, or otherwise) with any Member or any of its Affiliates;

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(iv)        approving the material terms and conditions of the Senior Loan and any other indebtedness of the Company (other than trade payables incurred in the ordinary course of business or in accordance with the Business Plan);

(v)         the sale or disposition of any Properties or other material assets of the Company, other than sales and dispositions which satisfy the parameters set forth in the Business Plan;

(vi)        admitting any additional Members, taking any action with the intent of diluting the interests of any Member (other than as provided for elsewhere in this Agreement) or acquiring an ownership interest in any Person;

(vii)       approving or disapproving the Approved Budget set forth in Section 5.3 hereof, and approving or disapproving any other material modifications to the Approved Budget;

(viii)      requiring any additional Capital Contributions not set forth in Section 3.2.1 or Section 3.2.2 or in any Contribution Agreement, other than additional Capital Contributions that are (a) for any expenditure in an Approved Budget, (b) for ordinary course capital expenditures in an aggregate amount not to exceed $100,000 or (c) costs required in the case of an Emergency Advance; provided, that in all events, other than with respect to an expenditure in respect of an Emergency, the Managing Members shall provide the Members with at least ten (10) Business Days written notice of such anticipated expenditure (which notice shall describe the anticipated expenditure, why the expenditure is required, and the alternatives (if any) to making such expenditure) and the Managing Members shall consult with the Members prior to incurring such expenditure;

(ix)         the institution or settlement of any lawsuit, claim, counterclaim or other legal proceeding by or against the Company or any direct or indirect subsidiary of the Company with an amount at issue or risk in excess of $250,000 in the aggregate, including without limitation, confessing a judgment against the Company, accepting the settlement, compromise or payment of any claim asserted against the Company or any of its property and assets (including, without limitation, claims covered by the policies of insurance maintained by or on behalf of the Company), or asserted by the Company in respect of the foregoing;

(x)          lending Company funds to any Person;

(xi)         distributing or advancing funds of the Company other than in accordance with this Agreement;

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(xii)        amending this Agreement in any manner which adversely affects a Member;

(xiii)       filing a voluntary bankruptcy petition, making an assignment for the benefit of creditors, or consenting to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings;

(xiv)      the execution of any agreement, contract or understanding or other arrangement to effectuate a Major Decision and the amendment or modification of any agreement, contract or understanding or other arrangement the execution of which constituted a Major Decision;

(xv)       entering into any modification, amendment or other change with respect to the Master Lease; or

(xvi)      replacing Jones Lang LaSalle Americas, Inc., as sub-property manager with respect to the Properties.

Notwithstanding anything to the contrary in this Agreement, in the event that any Member’s Adjusted Capital Percentage is less than twenty percent (20%), such Member’s consent shall not be required for the Managing Member to take an action that is a Major Decision or for any other action which otherwise requires the consent of such Member hereunder, other than (A) any action described in clause (xii) above and (B) entering into any agreement or other arrangement with a Member or any of its Affiliates, or any modification, supplement, amendment, extension, renewal or change of any such agreement or other arrangement to the extent such agreement, arrangement, modification, supplement, amendment, extension, renewal or change is not on arms-length terms.

5.3           Approved Budget.

5.3.1           The Gramercy Member shall promptly prepare a budget covering the period from the date hereof through December 31, 2012 for the approval of the Members (such approval not to be unreasonably withheld, conditioned or delayed). For each fiscal year of the Company, the Managing Members shall prepare a proposed annual budget (each, including the initial budget covering the period from the date hereof through December 31, 2012, an “Annual Budget”) for the Company, and submit such budget to the Members for their approval (such approval not to be unreasonably withheld, conditioned or delayed) not later than November 1 of the previous fiscal year. Each Annual Budget approved by the Members in accordance with the terms and provisions hereof shall be referred to as an “Approved Budget”. Until such time as the Members approve a proposed Annual Budget, the most recent Approved Budget shall apply. The Managing Members shall operate the Company substantially in accordance with such Approved Budget and shall be authorized to incur expenditures in accordance with the Approved Budget and as otherwise provided herein.

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5.4           Cooperation. Upon the Company’s request, each Member shall make its respective officers, directors and other representatives available to provide guidance to the Managing Members with respect to the ongoing operation, development, redevelopment of and all other matters pertaining to the Properties.

5.5           Indemnity. To the fullest extent permitted by the Act, the Company, to the extent of its assets legally available for that purpose, will indemnify and hold harmless, the Members and each of their Affiliates, and any member, partner, shareholder, director, officer, agent, affiliate and professional or other advisor of such Member or Affiliate (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, expense (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company, except to the extent that it is finally judicially determined by a court of competent jurisdiction that the loss, cost, damage, expense or liability resulted primarily from the Indemnified Person’s or any of its Affiliates’ fraud, gross negligence, willful misconduct, or willful breach of a material provision of this Agreement. Subject to the foregoing, the Company may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Company.

5.6           Limitations on Indemnity.

5.6.1           Additional Indemnity. The Company, with the unanimous written consent of all the Members, may indemnify any of the Indemnified Persons for any loss, cost, damage, expense or liability for which the Indemnified Persons would not be entitled to mandatory indemnification under Section 5.5.

5.6.2           Waiver of Indemnity Rights. An Indemnified Person may waive the benefits of indemnification under Section 5.5, but only by an instrument in writing executed by such Indemnified Person.

5.6.3           Rights Not Exclusive. The rights to indemnification under Section 5.5 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including, without limitation, common law rights to indemnification or contribution. Nothing in this Section 5.6 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Person is a party.

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5.7           Company Liabilities. All liabilities of the Company, including without limitation, indemnity obligations under Section 5.5, will be liabilities of the Company as an entity, and will be paid or satisfied from the assets of the Company. Except as may be provided for in a written agreement signed by such Member or Affiliate thereof (including, without limitation, in any Senior Loan Guarantees), no liability of the Company will be payable in whole or in part by any Member in its capacity as a Member or by any member, partner, shareholder, director, officer, agent, Affiliate or advisor of any Member or its Affiliates and no Member shall be required to make any Capital Contributions to satisfy such obligations.

5.8           Guarantees. Each of Gramercy Member and Garrison Member each agree that it shall act in good faith in negotiating and agreeing to any Senior Loan Guarantees and/or a KBS Indemnity requested from it or its respective Affiliates (who shall be similarly creditworthy), provided that the terms and conditions of any such guarantee or indemnity shall be in accordance with customary industry practice and subject to the prior approval of each Member acting in its commercially reasonable discretion. Simultaneously with and as a condition to providing any such Senior Loan Guarantee or KBS Indemnity, the Members shall enter into a contribution and sharing agreement in form and substance mutually acceptable to the Members (the “Contribution Agreement”) which shall provide, among other matters, for how payments under such agreements shall be allocated between the parties and treated under this Agreement. For the avoidance of doubt, neither the Company nor any Member shall have any liabilities or obligations with respect to any liabilities or obligations of GKK under that certain Representation and Indemnity Agreement, made as of the date hereof, by and among GKK, Seller and KBS Real Estate Investment Trust, Inc., a Maryland corporation.

5.9           Legal Title to Company Property. Legal title to Company property shall be held solely in the name of the Company.

5.10         Other Activities of Members. Neither this Agreement nor any activity undertaken on behalf of the Company shall prevent any of the Members or any of the Affiliates of the Members, or any person owning any direct or indirect interest in a Member, individually or jointly with others, from engaging in any other activities or businesses or from making investments, whether or not those activities, businesses or investments are similar in nature to, or may be competitive with, the business of the Company. Subject to the foregoing, the Members shall have no obligation to account to the Company or to one another for any profits or other benefits derived from other activities, businesses or investments to Company or to the other Members. The Members shall not be obligated to present to the Company or to any other Members of the Company any particular investment opportunity, regardless of whether such opportunity is of such character that the Company could take it if such opportunity were presented to the Company, and the Members shall have the right to take for their own accounts, or to recommend to others, any such investment opportunity.

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ARTICLE VI.

TRANSFER OF MEMBERSHIP INTERESTS

6.1           Permitted Transfers of Membership Interests. Except as specifically permitted herein, no Member may effect a Transfer of a Membership Interest in whole or in part (it being agreed that any such Transfer resulting from a transfer by a direct or indirect holding company of a Member shall nonetheless be deemed to be a Transfer effected by such Member).

6.2           Permitted Transfers and Requested Sale.

6.2.1           Notwithstanding anything to the contrary in this Agreement, from and after the expiration of the Lockout Period, if a Member seeks to Transfer all or any portion of its Membership Interest, such Member shall be entitled to sell such Membership Interest only pursuant to the provisions of this Section 6.2 (provided that such Member complies with the provisions of Section 6.4). The Member (the “Transferring Member”) that desires to sell all or any portion of its Membership Interest shall first give a written notice (the “Trigger Notice”) to the other Member (the “Non-Transferring Member”) of such desire and stating that the Transferring Member elects to sell its entire Membership Interest (the “Sale Interest”). Within thirty (30) days of receipt of the Trigger Notice, the Non-Transferring Member may deliver a written notice (the “Offer Notice) stating the aggregate cash price which the Non-Transferring Member would be willing to pay in order to purchase one hundred (100%) of the Membership Interests based on the enterprise value of the Company (the “Company Price”) and the other material terms of the proposed purchase and sale, and making an irrevocable offer to the Transferring Member to purchase the Sale Interest at the deemed Offer Price (which amount need not be stated in the Offer Notice). The cash price which the Non-Transferring Member is willing to pay for the Sale Interest (the “Offer Price”) shall be deemed to be the aggregate amount that the Transferring Member would hypothetically receive as a distribution if the Company Price were paid wholly in cash and the full amount thereof were distributed to the Members on the date of the Offer Notice as Net Cash Proceeds in accordance with the order of priority set forth in Section 4.1 hereof, without any deductions (including any deductions for any reserves). For the avoidance of doubt, under no circumstances may any Member sell less than its entire Membership Interest.

6.2.2           If the Transferring Member elects to sell to the Non-Transferring Member the Sale Interest for the Offer Price, then, on or before the date which is forty-five (45) days after delivery of the Offer Notice (the “Offer Decision Date”), the Transferring Member shall send a notice to the Non-Transferring Member of such election and accepting the offer made in the Offer Notice (the “Acceptance Notice”). Alternatively, the Transferring Member may send a notice (the “Requested Sale Notice”) by the Offer Decision Date to the other Member requiring the Company to sell the Company’s direct or indirect interests in the remaining Properties (a “Requested Sale”) for a price no less than 105% multiplied by the Company Price (the “Requested Sale Price”).

6.2.3           If the Transferring Member so notifies the Non-Transferring Member on or before the Offer Decision Date that it elects to sell the Sale Interest in accordance with this Section 6.2, then:

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(a)          the Non-Transferring Member shall be deemed to have irrevocably elected to buy, and the Transferring Member shall be deemed to have irrevocably elected to sell, the Sale Interest for the Offer Price and upon the terms set forth in the Offer Notice and otherwise in accordance with this Section 6.2;

(b)          the Non-Transferring Member shall, within fifteen (15) business days of receipt of the Acceptance Notice, deposit in escrow, in an interest-bearing account, with a nationally recognized escrow agent located in New York City jointly selected by the Members pursuant to a customary and reasonable escrow agreement, an amount equal to (such amount, the “Escrowed Amount”) (i) ten million dollars ($10,000,000.00) or (ii) in the event the Non-Transferring Member has previously made a deposit in escrow under this Section 6.2.3 that was forfeited pursuant to clause (e) of this Section 6.2.3, twenty million dollars ($20,000,000.00);

(c)          the transfer of the Sale Interest shall occur at a closing (the “Sale Closing”) on a date no more than ninety (90) days after the date the Transferring Member delivers written notice of its acceptance of the Offer Notice, where the following transactions shall occur:

(i)          the Non-Transferring Member shall pay or cause to be paid (or tender) to the Transferring Member the Offer Price for the Sale Interest being purchased;

(ii)         if there is Default Loan outstanding in favor of the Transferring Member, the Non-Transferring Member shall also pay or cause to be paid the aggregate principal amount of its Default Loan outstanding plus all interest accrued thereon, if there is Default Loan outstanding in favor of the Non-Transferring Member, the Non-Transferring Member shall set off from the Offer Price the aggregate principal amount of its Default Loan outstanding plus all interest accrued thereon,

(iii)        the Transferring Member and Non-Transferring Member shall pay, pro rata in accordance with their respective Adjusted Capital Percentage, all transfer and filing fees due and payable in connection with the sale and purchase of the Sale Interest and furnish the other Member with satisfactory proof of such payment; if the Transferring Member fails to cause all such transfer and filing fees to be paid, the Non-Transferring Member may cause such transfer and filing fees to be paid and deduct the amount of such transfer and filing fees from the purchase price;

(iv)        the Non-Transferring Member and the Transferring Member shall make adjustments of available cash and liabilities at the closing date with respect to the Sale Interest as if the books of the Company had been closed on the date of the Sale Closing;

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(v)         upon receipt (or tender) of the Offer Price, the Sale Interest of the Transferring Member shall be deemed transferred and the Transferring Member shall convey and assign by assignment with general warranty of title to the Non-Transferring Member (or its designee) the entire Sale Interest, free and clear of all liens, claims and encumbrances other than liens and encumbrances created by this Agreement or in connection with the Senior Loan, and the Non-Transferring Member shall execute and deliver an assumption agreement by which it assumes the obligations of the Transferring Member as a Member under this Agreement accruing from and after the date of the sale of such Sale Interest to the Non-Transferring Member; and

(vi)        the Transferring Member agrees and shall be obligated to protect, indemnify, and hold harmless the Non-Transferring Member from and against all losses, costs (including, without limitation, reasonable attorneys’ fees and costs of litigation), expenses, liabilities and obligations which are attributable to the Sale Interest prior to the date of the sale of such Sale Interest to the Non-Transferring Member, subject to (A) a monetary cap of one million dollars ($1,000,000) for all claims and (B) a time limit excluding any claims not raised by written notice from the Non-Transferring to the Transferring Member within one year from the date of the Sale Closing (or, with respect to underlying claims made under the Master Lease as a result of the tenant’s audit rights thereunder, claims not raised by written notice from the Non-Transferring to the Transferring Member within three (3) years from the end of the calendar year in which the Sale Closing occurs), and the Transferring Member shall execute and deliver to the Non-Transferring Member all documents which may be reasonably requested by the Non-Transferring Member to confirm and evidence the sale and purchase of such Sale Interest.

(d)          All Net Cash Flow received by the Company during the period from the date the Offer Notice is delivered to but excluding the date of the Sale Closing shall, to the extent not previously delivered, be distributed to the Members immediately before consummation of the sale on the date of the Sale Closing pursuant to Section 4.1 (or reflected as a closing adjustment).

(e)          If the Transferring Member fails to transfer the Sale Interest to the Non-Transferring Member in accordance with this Section 6.2 or otherwise fails to comply with its obligations under this Section 6.2, the Non-Transferring Member shall have all rights and remedies available pursuant to law and in equity, including but not limited to (a) the right to enforce their respective rights under this Section 6.2 by specific performance and to bring an action for damages, against the Transferring Member and (b) the right to deem the Offer Notice withdrawn and the Transferring Member shall not be entitled to deliver another Offer Notice. If the Transferring Member fails to timely deliver an Acceptance Notice or a Requested Sale Notice, the Offer Notice shall be deemed withdrawn and the Transferring Member shall not be entitled to deliver another Offer Notice.

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(f)          If the Non-Transferring Member fails to timely deliver an Offer Notice, which failure continues for a period of five (5) business days after receipt of a further notice from the Transferring Member, the Transferring Member may send a Requested Sale Notice with no Requested Sale Price minimum (and the provisions of clause (g) shall apply without regard to any Requested Sale Price requirements set forth therein). If the Non-Transferring Member, after having timely delivered an Offer Notice which the Transferring Member timely accepts, fails to consummate the purchase for any reason (other than by reason of default by the Transferring Member) within the time period prescribed by Section 6.2.3, the Transferring Member may retain the Escrowed Amount as liquidated damages, and the Transferring Member may send a Requested Sale Notice with no Requested Sale Price minimum (and the provisions of clause (g) shall apply without regard to any Requested Sale Price requirements set forth therein).

(g)          If the Transferring Member has timely elected to request a Requested Sale, or it has delivered a Requested Sale Notice under clause (f) above, the Transferring Member shall be authorized to use commercially reasonable efforts to cause the Company to sell (the “Portfolio Sale”) all of the Company’s direct or indirect interests in the remaining Properties (including retaining a nationally recognized real estate broker, familiar with the marketing of asset similar to the Properties, selected by the Transferring Member on behalf of the Company) which, for the avoidance of doubt, must be an “all cash” sale on arms-length terms to a bona fide third party, and may be structured as asset and/or equity sales, but in no event for less than the Requested Sale Price (except where the Requested Sale Notice is delivered pursuant to clause (f) above, in which case no Requested Sale Price shall be applicable), however, that any Portfolio Sale must close on or before the date that is twelve (12) months after the date the Transferring Member elects a Requested Sale (the “Outside Date”). The Transferring Member shall reasonably consult with and keep the Non-Transferring Member apprised of the status and ongoing efforts to effectuate a Portfolio Sale; and the Non-Transferring Member shall cooperate in good faith, and use its commercially reasonable effects to assist in and support, the Portfolio Sale process. If no Portfolio Sale closes on or before the Outside Date, the Requested Sale Notice (and related Trigger Notice and Offer Notice) shall be deemed withdrawn and no Member may Transfer its Membership Interest without again complying with the provisions of this Section 6.2. For the avoidance of doubt, all cash proceeds of a Portfolio Sale will be distributed in cash to the Members in accordance with the order of priority set forth in Section 4.1 hereof. Notwithstanding anything in this Section 6.2 to the contrary, a Member may effect a Transfer of its Membership Interests to any of its Controlled Affiliates without having to comply with the provisions of this Section 6.2.

6.3           Unauthorized Transfers. Any purported Transfer by a Member which does not comply with the provisions of this Article VI will be null and void, and the transferee under any such purported Transfer will acquire no title or ownership thereby but will hold such Membership Interests for the benefit of the other Members. Notwithstanding the provisions of this Agreement to the contrary, no Transfer that shall otherwise be permitted by this Article VI shall be permitted if such Transfer would result in the violation of the terms of any financing or any other agreement to which the Company is a party or by which its assets are affected, to the extent previously approved by the Members.

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6.4           Actions Following a Transfer. The Company will not recognize any Transfer of a Membership Interest by a Member unless all costs incurred by the Company to effect such Transfer have been paid by the Member who is transferring its interest and there is filed with the Company a written and dated notification of such Transfer, in form and substance reasonably satisfactory to the Company, executed and acknowledged by the Member who is transferring its interest and the transferee and such notification (a) contains the agreement by the transferee to be bound by all the terms and conditions of this Agreement and (b) represents that such Transfer was made in accordance with all applicable securities laws and regulations. Any Transfer will be recognized by the Company as effective on the date of receipt of such notification by the Company.

6.5           No Withdrawal. Except following a Transfer of its Membership Interest in accordance with the terms of this Agreement, without first obtaining the written consent of the other Member (which consent may be withheld by the other Member in its sole discretion), no Member may resign from the Company or effect a partial or complete withdrawal from the Company and no Member will be entitled to withdraw any portion of its contribution or capital account, or to receive any distribution from the Company, except as otherwise provided in this Agreement.

6.6           Mortgage or Pledge of Membership Interest. No Member may mortgage, pledge or hypothecate all or any portion of its direct Membership Interest in the Company, except each Member shall have the right to pledge its Membership Interest to the other Member. Any such mortgage, pledge or hypothecation made in violation of this Section 6.6 shall be void ab initio. Notwithstanding the foregoing, a Member may collaterally assign its interests in the profits of the Company payable pursuant to this Agreement or otherwise and the proceeds of its Membership Interest to an Affiliate or to a lender provided that such lender shall agree in writing (a) that the assignment shall not confer upon such assignee any right or power to participate in the management of the Company, (b) that it has been assigned an interest solely in the economic interests in the Company and profits and proceeds held by the assigning Member, (c)  that any rights so granted shall be at all times subject to the terms of this Agreement, and (d) that in no event shall such Affiliate or lender become a Member in the Company or have the right to exercise any rights under this Agreement as a result of any foreclosure or other remedy exercised by such lender.

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ARTICLE VII.

DISSOLUTION AND LIQUIDATION

7.1           Dissolution. This Agreement will terminate and the Company will be dissolved upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a)          Upon the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal;

(b)          By the unanimous written agreement of all of the Members; or

(c)          Upon the disposition of substantially all of the Company’s assets and the discontinuance of its business activities other than activities in the nature of winding up.

Upon the occurrence of a Dissolution Event, the business of the Company shall be wound up as provided in this Article VII unless the remaining Members consent to the continuation of the business of the Company within ninety (90) days following the occurrence of a Dissolution Event. Upon the occurrence of a Dissolution Event, if the remaining Members fail to consent to a continuation of the business of the Company, then the portion of the Company’s assets that has been pledged to any lender as collateral pursuant to a loan to the Company (the “Collateral”) shall not be liquidated in accordance with the terms of this Agreement without the lender’s prior consent and the lender may continue to exercise all of its rights with respect to the loan, including, without limitation, those rights relating to the Collateral until the indebtedness evidenced by the loan and any document relating thereto has been paid in full or otherwise completely discharged.

7.2           Statement of Intent to Dissolve. In accordance with the Act, as soon as possible following the occurrence and continuance of a Dissolution Event, the Liquidating Agent will cause to be executed and filed a statement of intent to dissolve the Company in such form as is prescribed by the Secretary of State of Delaware.

7.3           Procedures.

7.3.1           Liquidation of Assets. In the event of the dissolution of the Company, the authorized Member or the person required by law to wind up the Company’s affairs (such Member or other person being referred to herein as the “Liquidating Agent”) will commence to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining the fair value thereof. In connection with any such winding up and liquidation, a financial statement of the Company as of the date of dissolution will be prepared and furnished to all the Members by the Liquidating Agent.

7.3.2           Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that an authorized Member or a manager would have pursuant to the Act or any other applicable law.

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7.3.3           Distribution of Assets. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining Company assets) of the Company will be distributed in cash to the Members in accordance with the order of priority set forth in Section 4.1 hereof.

7.3.4           No Recourse to Assets of Members. Each Member will look solely to the assets of the Company for all distributions with respect to the Company and such Member’s capital contributions thereto and share of profits or losses, and will have no recourse therefor (upon dissolution of the Company or otherwise) against any other Members.

7.4           Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all assets of the Company and other funds, the Company and this Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other applicable law to effectuate the dissolution and termination of the Company.

ARTICLE VIII.

FISCAL AND ADMINISTRATIVE MATTERS

8.1           Fiscal Year. The fiscal year and the taxable year of the Company will begin on the first day of January and end on the last day of December of each year, unless otherwise unanimously agreed to by the Members.

8.2           Deposits. All funds of the Company will be deposited from time to time to the credit of the Company in such, banks, trust companies or other depositories as the Managing Members may select.

8.3           Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company will be signed by such Person or Persons and in such manner as the Managing Members from time to time shall authorize and designate in writing.

8.4           Books and Records. The Company will maintain books and records relating to the assets and income of the Company and the payment of expenses of, and liabilities or claims against or assumed by, the Company in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof and to comply with applicable provisions of law. The Managing Members shall keep accurate and complete minutes and records of the Company and books and records of account of the Company, which will be kept at the principal place of business of the Company, which shall be in New York, New York.

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8.4.1           Right of Inspection. Any Member of the Company will have the right to examine, at any reasonable time or times, upon reasonable notice and for any purpose, the minutes and records of the Company and the books and records of account of the Company, and to make copies thereof. Upon the written request of any Member of the Company, the Managing Members will cause to be made available to such Member the most recent financial statements, bank statements, copies of paid and unpaid bills, contracts, leases and any other existing agreement between the Company and third parties or Affiliates of the Company, showing in reasonable detail its assets and liabilities and the results of its operations. Such inspection may be made by any agent or duly appointed attorney of the Member making such request.

8.4.2           Financial Records. The Managing Members shall cause all books and records of account of the Company to be maintained and reported based upon generally accepted accounting principles.

8.4.3           Annual Reports and Financial Statements. As soon as practicable after the close of each fiscal year, but in no event later than one hundred twenty (120) days following the close of such fiscal year, the Managing Members shall deliver to the other Members:

(a)          A financial report of the Company for such fiscal year, including a balance sheet and a profit and loss statement, changes in financial position, cash flow (all of which (except for the reports of cash flow and other reports prepared on a cash basis) shall be prepared in accordance with generally accepted accounting principles as the same may be modified by the approval of the Members). In addition, the foregoing financial report shall be audited and reported upon by the accounting firm selected by the Managing Members and at the cost of the Company.

(b)          A report from Managing Members showing (i) distributions to the Members and (ii) such other matters as may be reasonably requested by any Member relating to the financial affairs and/or the operations of the Company.

8.4.4           Quarterly Reports. Within 30 days after the end of each calendar quarter, the Managing Members shall deliver to itself and the other Members a financial report of the Company containing the information described in Sections 8.4.3.(a) and 8.4.3.(b) for such calendar quarter, which report shall be unaudited.

8.4.5           Reports in Connection with Senior Loan. The Managing Members agree to deliver to the other Members a copy of any report prepared in connection with the Senior Loan and delivered to the Senior Lender.

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8.5           Administrative Matters.

8.5.1           Tax Matters Partner. The Gramercy Member will serve as the “Tax Matters Partner” (as defined in Code Section 6231). The Tax Matters Partner is authorized and required to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Partner shall have the power to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local or foreign law with the consent of the other Members.

8.5.2           Cooperation. The other Members agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings and the preparation of all returns pursuant to Section 8.5.4.

8.5.3           Reporting to Members. The Tax Matters Partner will keep the other Members informed of all material matters that may come to its attention in its capacity as Tax Matters Partner, and will permit the other Members to attend, any material meetings with any taxation or auditing authority.

8.5.4           Filings. The Managing Members will arrange for the preparation and timely filing of all returns required to be filed by the Company and the distribution of Forms K-1 or other similar forms to the other Members. The Managing Members shall use its commercially reasonable efforts to deliver Forms K-1 to each Member no later than June 30 of each year.

8.6           Compliance with Securities Laws. The Company will file with the Securities and Exchange Commission and other applicable federal and state governmental agencies such reports and other documents, if any, and take any other actions necessary to comply with federal or state securities laws.

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ARTICLE IX.

FEES

9.1           Asset Management Agreement and Fee. The Members acknowledge and agree that it is the intention of the Members that the Company shall enter into an Asset Management Agreement (the “Asset Management Agreement”) with the Gramercy Member (or its Affiliate) promptly after the date hereof. The terms and conditions of the Asset Management Agreement shall require the consent of the Members, not to be unreasonably withheld or delayed. Pursuant to the Asset Management Agreement, the Company shall pay the Gramercy Member (or its designee) an annual asset management fee, paid on a monthly basis in arrears, equal to one percent (1%) of allocated equity values for the Properties agreed upon by mutual consent of the Members prior to the Closing and calculated on a weighted average basis during the applicable period (the “Asset Management Fee”). Notwithstanding anything herein to the contrary, if the asset manager under an Asset Management Agreement is a Member or an Affiliate of a Member, any and all decisions and actions taken by the Company regarding whether any default has occurred and the enforcement of any rights or remedies under the Asset Management Agreement in connection with any default shall be delegated solely to the Member that is not an asset manager or an Affiliate of such asset manager, such decisions and actions to be taken by such Member in its commercially reasonable judgment; provided, however, that the Member to whom such rights are delegated must have an Adjusted Capital Percentage of at least twenty percent (20%) as of both the date of the applicable decision or action is taken and the date such action or decision is effective. Any dispute regarding whether a default has occurred and whether the enforcement of any rights or remedies under the Asset Management Agreement in connection with any default have been taken in a Member’s commercially reasonable judgment shall be resolved by arbitration in accordance with Section 10.8. In addition, if the Asset Management Agreement with the Gramercy Member (or its Affiliate) is terminated for Cause, the Company shall enter into a replacement asset management agreement with an asset manager selected by Garrison Member, which shall be a reputable and nationally recognized asset manager with experience managing assets similar to the Properties (which may be an Affiliate of the Garrison Member that fulfills the preceding requirements), on terms substantially the same as the Asset Management Agreement (whereupon references in this Agreement to the Asset Management Agreement shall be deemed to be references to such replacement asset management agreement)

9.2           Property Management. The Members acknowledge and agree that 5000A has entered into that certain Management Agreement, dated as of June 30, 2003 (the “Property Management Agreement”) with First States Management Corp., LLC (“First States”), an Affiliate of the Gramercy Member. The terms and conditions of the Property Management Agreement, including the payment of all fees thereunder (the “Property Management Fee”), are hereby approved by the Members. The Members acknowledge that First States may retain third parties to perform duties under the Property Management Agreement pursuant to the terms thereof.

9.3           Other Fees. Other than the Asset Management Fee and the Property Management Fee no Member and no employee of any Member, as such, shall be entitled to any salary or other compensation (including reimbursement for overhead expenses unless and to the extent set forth in the Approved Budget) from the Company for any services rendered or to be rendered by it to the Company.

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ARTICLE X.

MISCELLANEOUS

10.1         Representations. Each Member represents and warrants to the other Member that:

(a)          this Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligations of such Member, enforceable against such entity in accordance with its terms. The execution and delivery by each entity of the Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, result in any violation of or default, or give rise to the creation of any lien upon the properties or assets of such Member, under any contract to which such Member is a party, any provision of such Member’s organizational documents, or any judgment or law; and

(b)          it understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Membership Interests to such Person, (C) it must bear the economic risk of such Member’s investment in the Company for an indefinite period of time, since such Person’s Membership Interests has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Membership Interests of such Member cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Membership Interests of such Membership Interests and no public market will develop and (E) such Member’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company; and

10.2         Notices. All notices, requests or other communications required or permitted to be made in accordance with this Agreement will be in writing and will be delivered personally or by registered or certified mail, return receipt requested or overnight courier to the Members at the addresses set forth below:

If to Gramercy Member:

c/o Gramercy Capital Corp.
420 Lexington Avenue
New York, NY 10170
Attention: Chief Executive Officer
Telephone No: (212) 297-1000
Fax No.: (212) 297-1090

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With copies to:

c/o Gramercy Capital Corp.
420 Lexington Avenue
New York, NY 10170
Attention: Office of General Counsel
Telephone No: (212) 297-1000
Fax No.: (212) 297-1090

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Harvey Uris
Telephone No: (212) 735-2212
Fax No.: (917) 777-2212

If to Garrison Member:

c/o Garrison Investment Management LLC
1350 Avenue of the Americas
9th Floor
New York, NY 10019
Attention: Eric Rosenthal
Telephone No: (212) 372-9563
Fax No.: (212) 372-9525

With a copies to:

c/o Garrison Investment Management LLC
1350 Avenue of the Americas
9th Floor
New York, NY 10019
Attention: Julian Weldon, General Counsel
Telephone No: (212) 372-9546
Fax No.: (212) 898-9075

and

Allen & Overy LLP
1221 Avenue of the Americas
21st Floor
New York, NY 10020
Attention: Thomas D. Abbondante, Esq
Telephone No: (212) 610-6300
Fax No.: (212) 610-6399

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10.2.1           All such notices will be deemed to have been duly delivered: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail (postage prepaid), if mailed by certified or registered mail return receipt requested; and on the day delivered, if sent by an air courier guaranteeing overnight delivery. Any notice for a meeting required to be delivered hereunder may also be given via e-mail to the applicable parties.

10.2.2           Any Member may change the address at which it is to receive notices under this Agreement by furnishing written notice in accordance with the provisions of this Section 10.1 to the Company.

10.2.3           Whenever any notice is required to be given by law or this Agreement, a waiver thereof in writing, signed by the Person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a Member at a meeting will constitute a waiver of notice of such meeting, except when such Member attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any Company business because the meeting has not been properly called or convened and does not further participate in the business of the meeting.

10.3         Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party hereto will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted.

10.4         Entire Agreement; Amendments. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative thereto that are not contained herein or therein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties hereto by, and only by, a written agreement duly executed by the Members in accordance with the provisions hereof and any alleged amendment, variation, modification or change herein which is not so documented will not be effective as to any party hereto.

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10.5         Publicity. No Member will issue any press release or otherwise publicize or disclose the terms of this Agreement except as mutually agreed, as such disclosure may be made in the course of normal reporting practices by a Member to its members, shareholders, partners, directors or officers or as otherwise required by law. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair any Member’s (or any Member’s affiliate’s) right to disclose information relating to this Agreement or the Property (a) to any consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating such Member or its affiliates, (b) in connection with any filings (collectively, “Public Filings”) (including any amendment or supplement to any S-11 filing) with governmental agencies (including the United States Securities and Exchange Commission) by any REIT holding an interest (direct or indirect) in such Member, (c) to any broker/dealers in such Member’s or any such REIT’s broker/dealer network and any of the REIT’s or such Member’s investors and (d) to the extent that any Public Filings mention a Member or an Affiliate of such Member specifically, such Member may confirm the existence of this Agreement or respond to any matters related to such Member or its Affiliate disclosed in such filings in response to inquiries it receives. Prior to Gramercy Member or any Affiliate of Gramercy Member making any Public Filings that specifically mention Garrison Member or any of its Affiliates, Gramercy Member shall reasonably consult with Garrison Member regarding the nature of such Public Filings and any content thereof which mentions Garrison Member or any of its Affiliates.

10.6         Governing Law. THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED UNDER AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

10.7         Venue. Subjection to Section 10.8, any action or other legal proceeding brought under this Agreement will be subject to the jurisdiction of any court of competent jurisdiction in the Borough of Manhattan in the State of New York or the United States District Court for the Southern District of the New York. Each of the Members consents to the jurisdiction of New York for actions or legal proceedings brought by any other Members or the Company and waives any objection which it may have to the laying of the venue of such suit, action or proceeding in any of such courts.

10.8         Arbitration of Certain Disputes. Any dispute, controversy or claim with respect to the issue of (i) whether a default has occurred by asset manager under the Asset Management Agreement, or whether a Member has enforced any rights or remedies in connection with any default (including, without limitation, any termination of the Asset Management Agreement) using commercially reasonable judgment as required under Section 9.1, or (ii) whether, pursuant to Section 4.3, a Promote Allocation Adjustment Event has occurred (each, an “Arbitral Dispute”) shall be submitted to mandatory, final and binding arbitration before the American Arbitration Association, in accordance with the Commercial Arbitration Rules in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 10.8. Any question as to whether a dispute is an Arbitral Dispute shall be resolved by the Tribunal appointed pursuant to Section 10.8(a) below.

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(a)          There shall be three arbitrators. Each Member shall appoint one arbitrator within thirty (30) days of the receipt by respondent of a copy of the demand for arbitration.  The two arbitrators so appointed shall nominate the third and presiding arbitrator (the “Chair”) within thirty (30) days of the appointment of the second arbitrator (the three arbitrators shall be collectively referred to as the “Tribunal”). If either Member fails to appoint an arbitrator, or if the two-party appointed arbitrators fail to appoint the Chair, within the time periods specified herein, such arbitrator shall, at the request of either Party, be appointed by the American Arbitration Association.

(b)          The language of the arbitration shall be English. The place of arbitration shall be New York County, New York.

(c)          The arbitration shall be the sole and exclusive forum for resolution of the Arbitral Dispute, and the award shall be in writing, state the reasons for the award and be final and binding. Judgment thereon may be entered in any court of competent jurisdiction.

(d)          By agreeing to arbitration, the Members do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the Members to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(e)          Each of the Members irrevocably consents to service of process in accordance with the Notice provision set forth in Section 10.2.

(f)          The prevailing Member, as determined by the Tribunal, shall be entitled to recover its reasonable costs and attorneys’ fees from the non-prevailing Party.

(g)          In the case of clause (i) in the definition of Arbitral Dispute, unless and until the Tribunal renders a judgment in favor the Member who is asserting that a default has occurred by asset manager under the Asset Management Agreement, or is seeking to enforce rights or remedies in connection with any default, such purported assertion or enforcement shall not be effective pending the judgment of the Tribunal.

(h)          In the case of clause (ii) in the definition of Arbitral Dispute, unless and until the Tribunal renders a judgment in favor of the Garrison Member, such purported Promote Allocation Adjustment Event shall be given effect as of the date Gramercy Member received written notice from Garrison Member under Section 4.3 alleging that such Promote Allocation Adjustment Event occurred (the “Readjustment Date”). In that case, Gramercy Member shall remit to the Company all distributions it received from and after the Readjustment Date that it would not have received had the Promote Allocation Adjustment Event been given effect on the Readjustment Date. All such funds remitted by Gramercy Member pursuant to the previous sentence shall be distributed by the Company to Garrison Member as a reconciliation of amounts that should have been distributed to it under Section 4.1(iii)(b).

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10.9         Headings. Sections, subheadings and other headings used in this Agreement are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement, or any provision hereof.

10.10         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable any such provision in any other jurisdiction.

10.11         No Suits by Holders. No Member will have any right by virtue of any provision of this Agreement to institute any action or proceeding in law or in equity against any party other than the Company or the other Members upon or under or with respect to the assets of the Company.

10.12         Failure to Enforce Provision. The failure of any Member to seek redress for a violation, or to insist upon the strict performance, of any covenant or condition of this Agreement will not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

10.13         Involvement of the Company in Certain Proceedings. If any Member becomes involved in legal proceedings unrelated to the business of the Company in which the Company is called upon to provide information, the Member will indemnify and hold harmless the Company against all costs and expenses, including, without limitation, fees and expenses of attorneys and other advisors, incurred by the Company in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information actually provided by the Company.

10.14         Waiver of Partition and Certain Other Rights. Except as otherwise provided herein, each of the Members irrevocably waives any right or power that such Member might have:

10.14.1         to cause the Company or any of the assets of the Company to be partitioned;

10.14.2         to cause the appointment of a receiver for all or any portion of the assets of the Company;

10.14.3         to compel any sale of all or any portion of the assets of the Company other than as set forth in Section 6.2; and

49

10.14.4         to file a complaint, or to institute a proceeding at law or in equity, to cause the dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 10.14, and without those waivers no Member would have entered into this Agreement.

10.15         Interpretation. All pronouns and variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the individual or other entity may require.

10.16         Assignment. Other than as expressly set forth in Article VI, This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, executors, administrators, personal representatives and permitted assigns.

10.17         Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

10.18         Brokers. Each Member represents and warrants to the other Members that it has not dealt with any agent or broker in connection with this Agreement or the transactions contemplated hereby. Each Member covenants and agrees to pay, indemnify, defend and hold the other Members harmless from and against any and all losses, costs, liabilities, claims, damages or expenses (including, without limitation, reasonable attorneys’ fees and expense) arising out of its breach of the representation and warranty set forth in the immediately preceding sentence. The obligations of each Member under this Section 10.18 shall survive the expiration or termination of this Agreement.

10.19         Exclusivity. Each Member acknowledges and agrees that, from the date hereof until the later of (A) the Closing Date and (B) if the Purchase Agreement is terminated in accordance with its terms prior to the Closing Date, the date that is three (3) months after the date of such termination, it shall work exclusively with the other Member to acquire all or any portion of the Target Membership Interests and/or the Properties, and that it will not during such period initiate, solicit or enter into any discussions or negotiations with any other third party with respect to the acquisition of all or any portion of the Target Membership Interests and/or Properties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MEMBERS:

GKK BBD1 OWNER LLC, a Delaware limited liability company

By:	/s/ Benjamin P. Harris
Benjamin P. Harris
President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

FYF NET LEASE LLC, a Delaware limited liability company

By:	/s/ Julian Weldon
Name: Julian Weldon
Title: Secretary

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

THE COMPANY:

BBD1 HOLDINGS LLC, a Delaware limited liability company

By:	GKK BBD1 OWNER LLC, a Delaware limited liability company, its Managing Member

	By:	/s/ Benjamin P. Harris
Benjamin P. Harris
President

By:	FYF NET LEASE LLC, a Delaware limited liability company, its Managing Member

	By:	/s/ Julian Weldon
Name: Julian Weldon
Title: Secretary

Schedule A-1

Initial Contributions

Name of Member	Initial Contribution

GRAMERCY MEMBER	$200,000.00

GARRISON MEMBER	$200,000.00

1

Schedule A-2

Closing Date Contributions

Name of Member	Closing Date Contribution

GRAMERCY MEMBER	$[____] [insert (i) (purchase price minus loan proceeds (“Net Amount”) x 50%) minus (ii) Gramercy Member Initial Contribution]

GARRISON MEMBER	$[____] [insert (i) (Net Amount x 50%) minus (ii) Garrison Member Initial Contribution]

The Net Amount shall be adjusted by Managing Members as follows:

(A) increased (without duplication) by (i) the amount of any costs and expenses incurred or payable by the Company in connection with the acquisition of the Target Membership Interests including, without limitation, fees and expenses of the Senior Loan and (ii) the amount of prorations on the Closing Date under the Purchase and Sale Agreement which are in favor of the Seller, and

(B) decreased (without duplication) by the amount of prorations on the Closing Date under the Purchase and Sale Agreement which are in favor of the Company.

2